As filed with the Securities and Exchange Commission on January 31, 2019

Registration No. 333-205830

Registration No. 333-134058

Registration No. 333-120563

Registration No. 333-66352

Registration No. 333-37665

Registration No. 33-32453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-205830

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134058

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-120563

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-66352

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-37665

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-32453

UNDER

THE SECURITIES ACT OF 1933

ESSENDANT INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3141189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Parkway North Blvd.

Suite 100

Deerfield, Illinois 60015

(847) 627-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Essendant Inc. 2015 Long-Term Incentive Plan

United Stationers Inc. 2004 Long-Term Incentive Plan

United Stationers Inc. 2000 Management Equity Plan

United Stationers Inc. Retention Grant Plan

United Stationers Inc. Directors Grant Plan

United Stationers Inc. Management Equity Plan

United Stationers Inc. 1981 Stock Incentive Award Plan

United Stationers Inc. 1985 Nonqualified Stock Option Plan

United Stationers Inc. Directors’ Stock Option Plan

(Full titles of the plans)

Brendan J. McKeough

Senior Vice President, General Counsel and Secretary

One Parkway North Blvd.

Suite 100

Deerfield, Illinois 60015

(847) 627-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Sean D. Rodgers, P.C.

Laura Sullivan

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Essendant Inc., a Delaware corporation (the “Company”), removes from registration any and all shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”):

●

Registration Statement on Form S-8 (Registration Statement No. 333-205830), which was filed with the SEC on July 24, 2015, pertaining to the registration of 300,000 shares of Common Stock issuable pursuant to the Essendant Inc. 2015 Long-Term Incentive Plan, as amended and restated.

●

Registration Statement on Form S-8 (Registration Statement No. 333-134058), which was filed with the SEC on May 12, 2006, pertaining to the registration of 2,350,000 shares of Common Stock, including associated Preferred Stock Purchase Rights, issuable pursuant to the United Stationers Inc. 2004 Long-Term Incentive Plan, as amended (currently named the “Essendant Inc. 2004 Long-Term Incentive Plan”).

●

Registration Statement on Form S-8 (Registration Statement No. 333-120563), which was filed with the SEC on November 16, 2004, pertaining to the registration of 2,750,000 shares of Common Stock, including associated Preferred Stock Purchase Rights, issuable pursuant to the United Stationers Inc. 2004 Long-Term Incentive Plan (currently named the “Essendant Inc. 2004 Long-Term Incentive Plan”).

●

Registration Statement on Form S-8 (Registration Statement No. 333-66352), which was filed with the SEC on July 31, 2001, pertaining to the registration of 3,700,000 shares of Common Stock issuable pursuant to the United Stationers Inc. 2000 Management Equity Plan, 270,000 shares of Common Stock issuable pursuant to the United Stationers Inc. Retention Grant Plan and 160,000 shares of Common Stock issuable pursuant to the United Stationers Inc. Directors Grant Plan.

●

Registration Statement on Form S-8 (Registration Statement No. 333-37665), which was filed with the SEC on October 10, 1997, pertaining to the registration of 4,100,000 shares of Common Stock issuable pursuant to the United Stationers Inc. Management Equity Plan.

●

Registration Statement on Form S-8 (Registration Statement No. 33-32453), which was filed with the SEC on December 7, 1989, pertaining to the registration of 1,734,750 shares of Common Stock issuable pursuant to the United Stationers Inc. 1981 Stock Incentive Award Plan, United Stationers Inc. 1985 Nonqualified Stock Option Plan and United Stationers Inc. Directors’ Stock Option Plan.

On January 31, 2019, pursuant to the terms of an Agreement and Plan of Merger, dated as of September 14, 2018 (the “Merger Agreement”), by and among the Company, Egg Parent Inc., a Delaware corporation and an affiliate of Staples (as defined below) (“Parent”), Egg Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and Staples, Inc., a Delaware corporation (“Staples”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration any and all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on this 31st day of January, 2019.

ESSENDANT INC.

By:	/s/ Brendan McKeough
Name:	Brendan McKeough
Title:	Senior Vice President, General Counsel and
Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.